As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2170233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey Rudin, Esquire

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(Name and Address of Agent for Service of Process)

(978) 715-4321

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee
Common Stock, par value $1.00 per share			_____	_____	_____
Outstanding Award Shares (1)(3)	3,299,674		n/a	n/a	n/a
Registered Remaining Shares (2)(3)	552,060		n/a	n/a	n/a
Shares not previously registered (4)	4,552,458		$73.79	$335,925,876	$13,201.89
Total	8,404,192	(6)	$73.79	$335,925,876	$13,201.89

(1)	The Outstanding Award Shares are shares of common stock, par value $1.00 per share (the “Common Stock”), of Millipore Corporation (the “Registrant”) that were previously registered by the Registrant and are currently subject to outstanding awards under the Registrant’s 1999 Stock Incentive Plan, as amended (the “Prior Plan”). Pursuant to Section 4 of the Registrant’s 2008 Stock Incentive Plan (the “New Plan”), the Outstanding Award Shares will become available for issuance under the New Plan if the awards with respect to such shares are forfeited on or after May 8, 2008.
(2)	The Registered Remaining Shares are shares of Common Stock that were previously registered by the Registrant and are available for grant under the Prior Plan but are not subject to currently outstanding awards. Pursuant to Section 4 of the New Plan, the Registered Remaining Shares became available for issuance under the New Plan on May 8, 2008.
(3)	The Outstanding Award Shares and the Registered Remaining Shares are collectively referred to as the “Carried Forward Shares”. The Carried Forward Shares, together with 6,053,557 shares of Common Stock under the Prior Plan that have been awarded and issued, were previously registered by the Registrant under the following Registration Statements: Registration Statement on Form S-8 filed on February 22, 2000 (File No. 333-30918); Registration Statement on Form S-8 filed on March 14, 2003 (File No. 333-103844); and Registration Statement on Form S-8 filed on filed on May 22, 2006 (File No. 333-134387). The Registrant paid the applicable required filing fee for each of the foregoing Registration Statements. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. The Registrant has concurrently filed Post-Effective Amendments to the Registration Statements on Form S-8 filed on February 22, 2000 (File No. 333-30918), March 14, 2003 (File No. 333-103844) and May 22, 2006 (File No. 333-134387) deregistering the Carried Forward Shares under the Prior Plan.
(4)	Includes 4,000,000 shares of Common Stock approved by the Registrant’s stockholders on May 8, 2008 under the New Plan and 552,458 shares of Common Stock (the “Adjustment Shares”) that were added to the Prior Plan by the Registrant’s board of directors in 2002 pursuant to the terms of the Prior Plan. The Adjustment Shares were added to the Prior Plan in connection with an adjustment to the number of shares available under the Prior Plan to reflect the spin off by the Registrant of Mykrolis Corporation, which the Registrant accomplished through a distribution in 2002 to the Registrant’s shareholders of all shares of Mykrolis Corporation’s common stock then held by the Registrant. The Adjustment Shares are available for grant under the Prior Plan but are not subject to currently outstanding awards. Pursuant to Section 4 of the New Plan, the Adjustment Shares became available for issuance under the New Plan on May 8, 2008.
(5)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of the Common Stock on August 14, 2008, as reported by the New York Stock Exchange.
(6)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the New Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Annual Plan Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-09781), as filed with the Commission on February 28, 2008;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2008 and June 28, 2008 (File No. 001-09781), as filed with the Commission on May 7, 2008 and August 6, 2008, respectively;

(c) The Registrant’s Proxy Statement for the May 8, 2008 Annual Meeting of Shareholders (File No. 001-09781), as filed with the Commission on March 24, 2008;

(d) The Registrant’s Current Reports on Form 8-K filed on February 19, 2008, March 18, 2008, May 13, 2008, as amended on May 14, 2008 and June 13, 2008; and

(e) The description of the Registrant’s Common Stock, $1.00 par value per share, contained in the Registrant’s registration statements filed with the Commission pursuant to the Exchange Act and as provided in the Registrant’s Restated Articles of Organization, as amended May 6, 1996, incorporated herein by reference to Exhibit 3 to the Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended December 31, 1996, and the Registrant’s By-Laws, as amended February 10, 2005 incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2005.

All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Opinions and Consents

Legal matters in connection with the shares being offered under the Millipore Corporation 2008 Stock Incentive Plan (the “Plan”) have been passed upon for the Registrant by Jeffrey Rudin, Esquire, Vice President, Secretary and General Counsel of the Registrant. Mr. Rudin is paid a salary by the Registrant, owns shares of the Common Stock and holds employee stock options to purchase the Common Stock and restricted stock units representing shares of the Common Stock. Mr. Rudin is eligible to receive additional equity awards from time to time under the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 8.5 et seq of Chapter 156D of the Massachusetts General Laws provides that a corporation may, by its articles of organization or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, indemnify a director or officer against liability if the individual conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation, or that his conduct was at least not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The corporation may, before final disposition of a proceeding, advance to a director or officer to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a “proceeding” (a term defined by the statute). A corporation may also purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation against liability asserted against or incurred by such director or officer in his capacity as such.

As permitted by Section 8.5 et seq of the Massachusetts Business Corporation Act, Section 9 of the Registrant’s By-Laws provides that the Registrant shall, to the maximum extent permitted from time to time under the law of the Commonwealth of Massachusetts, indemnify and upon request advance expenses to any person (including such person’s heirs, executors and administrators) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or while a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of this provision shall not adversely affect any right or protection of a director or officer of the Registrant with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Article 6(c) of the Registrant’s Restated Articles of Organization includes a provision, in accordance with Massachusetts law that eliminates the ability of the Registrant or its stockholders to recover monetary damages from a director for certain breaches of fiduciary duty as a director except for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase or making loans which are illegal under certain provisions of the laws of the Commonwealth of Massachusetts, or (iv) any transaction from which the directors derived an improper personal benefit. Article 6(c) of the Registrant’s Restated Articles of Organization does not eliminate the liability of a director for any act or omission occurring prior to the date on which such Article 6(c) became effective. No amendment to or repeal of Article 6(c) of the Registrant’s Restated Articles of Organization applies to or has any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The Registrant also maintains policies that insure its directors and officers against certain liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibits
4.1	Millipore Corporation 2008 Stock Incentive Plan, incorporated herein by reference to Appendix “A” to Registrant’s Proxy Statement for the May 8, 2008 Annual Meeting of Shareholders (File No. 001-09781), as filed with the Commission on March 24, 2008.

4.2	Millipore Corporation Amended and Restated 1999 Stock Incentive Plan incorporated herein by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2006.

4.3	Registrant’s Restated Articles of Organization, as amended May 6, 1996, incorporated herein by reference to Exhibit 3 to Registrant’s Annual Report on Form 10-K for Registrant’s fiscal year ended December 31, 1996.

4.4	Registrant’s By-Laws, as amended February 10, 2005 incorporated herein by reference to Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2005.

5.1	Opinion of Jeffrey Rudin, Esquire, as to the legality of shares of Millipore Corporation Common Stock.

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jeffrey Rudin, Esq. (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Massachusetts on August 19, 2008.

MILLIPORE CORPORATION

By:	/s/ MARTIN D. MADAUS
Name:	Martin D. Madaus
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN D. MADAUS Martin D. Madaus	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 19, 2008

/s/ CHARLES F. WAGNER, JR. Charles F. Wagner, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)	August 19, 2008

/s/ ANTHONY L. MATTACCHIONE Anthony L. Mattacchione	Vice President and Corporate Controller (Principal Accounting Officer)	August 19, 2008

/s/ DANIEL BELLUS* Daniel Bellus	Director	August 19, 2008

/s/ ROBERT C. BISHOP* Robert C. Bishop	Director	August 19, 2008

/s/ MELVIN D. BOOTH* Melvin D. Booth	Director	August 19, 2008

/s/ ROLF A. CLASSON* Rolf A. Classon	Director	August 19, 2008

/s/ MAUREEN A. HENDRICKS* Maureen A. Hendricks	Director	August 19, 2008

/s/ MARK HOFFMAN* Mark Hoffman	Director	August 19, 2008

/s/ JOHN F. RENO* John F. Reno	Director	August 19, 2008

/s/ EDWARD M. SCOLNICK* Edward M. Scolnick	Director	August 19, 2008

/s/ KAREN E. WELKE* Karen E. Welke	Director	August 19, 2008

*By:	/s/ JEFFREY RUDIN
Jeffrey Rudin, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Jeffrey Rudin, Esquire, as to the legality of shares of Millipore Corporation Common Stock.

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jeffrey Rudin, Esq. (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.